                                                                   EXHIBIT 10.10


                                  RESOLUTION OF
                        EXECUTIVE COMPENSATION COMMITTEE
                                       OF
                              BANCWEST CORPORATION

                  Re: IPKE Award Policy for Certain Executives

        WHEREAS, Section 162(m) of the Internal Revenue Code ("Section 162(m)") precludes an income tax deduction for compensation in excess of $1,000,000 per year paid to a publicly held corporation's chief executive officer and its four other highest paid executive officers unless certain performance-based criteria are satisfied;

        WHEREAS, this Committee desires to establish a policy regarding Section 162(m) applicable to annual incentive awards to certain executives under the BancWest Corporation Incentive Plan for Key Executives (the "IPKE");

        NOW, THEREFORE, BE IT RESOLVED, that this Committee hereby establishes the following policy regarding Section 162(m) and the IPKE:

               1. This policy shall apply to any key executive of BancWest Corporation (the "corporation") and its subsidiaries whose compensation, in the Committee's judgment, may be or become subject to the provisions of Section 162(m) and who is designated by the Committee, in its discretion, no later than the ninetieth day of a calendar year (a "plan year"), as an executive covered by this policy for such plan year. Such an executive is referred to herein as a "Covered Executive".

               2. Subject to this Committee's discretion to reduce the amount of any award that is subject to this policy, each Covered Executive for a plan year shall be granted an award (an "Incentive Award") equal to the lesser of (i) .4% of the Corporation's "Net Income Before Taxes" for such year or (ii) 100% of the Covered Executive's annualized base salary in effect on the ninetieth day of the plan year. Such an Incentive Award may, in the Committee's discretion, be paid in any form permitted by Section 3.c of the IPKE, and unless otherwise determined by the Committee shall be paid within 90 days after the close of the plan year. Solely for purposes of this policy, "Net Income Before Taxes" means for any plan year the Corporation's net income before income taxes as reported in the Corporation's consolidated financial statements for that year, as adjusted to eliminate the effects of any of the following: (a) the cumulative effect of changes in generally accepted accounting principles; (b) losses resulting from discontinued operations; (c) securities gains and losses; (d) restructuring, merger-related and other nonrecurring costs; (e) amortization of goodwill and intangible assets; (f) extraordinary gains or losses; and
         (g) any other unusual, nonrecurring gain or loss that is separately quantified in the Corporation's financial statements. Net Income Before Taxes shall be calculated on the assumption that all Incentive Awards under this policy for a plan year will be paid without reduction by the Committee.

               3.  Notwithstanding any other provisions of this policy or the
         IPKE:

                      a. This Committee shall not have discretion to increase
                  the amount of an Incentive Award payable for a plan year to a Covered Executive above the amount determined in accordance with paragraph 2.

                      b. At any time prior to payment of an Incentive Award
                  covered by this policy, this Committee in its sole discretion may reduce (including a reduction to zero) the amount payable under such Award.

                      c. Any such reduction in the amount payable to a Covered
                  Executive under an Incentive Award shall not, for purposes of calculating the amount to be paid to other Covered Executives under this policy, result in recalculation of Net Income Before Taxes.

               4. In accordance with the requirements of Section 162(m), prior to any payment of an Incentive Award under this policy, this Committee shall certify in writing the amount of the Corporation's Net Income Before Taxes for the applicable plan year.

               5. If a Covered Executive terminates employment with the Corporation and its subsidiaries prior to the end of the plan year, this Committee may in its discretion determine the amount, if any, of the Incentive Award determined for such year pursuant to paragraph 2 that shall be paid to the Covered Executive. Any such payment shall be made no earlier than the date Incentive Awards for the plan year are to be paid to other Covered Executives.

               6. For each plan year during which the IPKE remains in effect, the amount of Incentive Awards paid under this policy shall reduce the aggregate amount of awards that may be paid for such year to non-Covered Executives under the limitation imposed by Section 3.b of the IPKE.

               7. This policy applies only to awards or payments to Covered Executives made under the IPKE (or a short-term incentive or bonus plan designated by the Committee pursuant to paragraph 8). Nothing in this policy shall preclude this Committee or the Corporation from making any other payment or award to a Covered Executive, regardless of whether such payment or award qualifies for tax deductibility under Section 162(m).

               8. This Committee may amend or terminate this policy at any time. Unless this policy is expressly terminated by the Committee, it shall remain in effect notwithstanding any termination of the IPKE. This policy (other than paragraph 6 and the salary-based limitation set forth in the first sentence of paragraph 2) shall thereafter be applied to such short-term incentive or bonus plans, if any, as are designated in writing by the Committee. So long as the IPKE remains in effect, any provision of this policy that is inconsistent with those of the IPKE shall supersede the corresponding IPKE provisions with respect to Covered Executives for any plan year.

               9. In accordance with the requirements of Section 162(m), this policy shall be submitted to the Corporation's stockholders for approval. If the Corporation's stockholders fail to approve this policy, this policy shall be void and no payments shall be made under this policy.


                                   CERTIFICATE

        I, HERBERT E. WOLFF, the duly elected and acting Secretary of BANCWEST CORPORATION, a Delaware corporation (the "Company"), do hereby certify that the foregoing resolution was duly and validly adopted at a meeting of the Executive Compensation Committee of the Company duly convened and held on February 28, 2000, and that such resolution is in full force and effect on the date hereof.

        IN WITNESS WHEREOF, I have hereunto set my hand this 9th day of March 2000.



                                                   /s/ Herbert E. Wolff
                                                   -----------------------------
                                                   Secretary